Exhibit 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


              Reader's Digest Reports Earnings for 3Q Fiscal 2003 and Announces Restructuring Plan to Improve Profitability

PLEASANTVILLE, NY, April 25, 2003 -- The Reader's Digest Association, Inc. (NYSE: RDA) today reported that the company had a loss of ($0.05) per share for the Fiscal 2003 third quarter ended March 31, 2003, including restructuring charges and other special items totaling ($0.08) per share. Adjusted earnings per share (EPS excluding special items) was $0.03, in line with the company's prior guidance, versus earnings of $0.16 per share in the Fiscal 2002 third quarter.

      The company had an operating loss of $3 million in the quarter, including $16 million in restructuring charges. Segment operating profits, which exclude these items, were $13 million, versus $22 million in the Fiscal 2002 quarter. Revenues were $563 million, up 4 percent from $542 million in the prior-year quarter.

      Free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was $60 million, up from $33 million in the Fiscal 2002 third quarter, reflecting improved working capital management and incremental cash from Reiman Media Group, which was acquired in the fourth quarter of Fiscal 2002. Although some of this improvement was timing-related, the company is on track to equal or exceed the $160 million of free cash flow in Fiscal 2002. The company used its third-quarter free cash flow to reduce its total debt outstanding to $917 million, from $950 million in the second quarter.

      Segment operating profits were lower compared with the prior-year period, principally due to an $11 million profit decline at International Businesses, reflecting weak performances in most markets outside of the United States. Profits for North America Books and Home Entertainment (NA
BHE) were up 46 percent to $8 million, including profit of $1 million for U.S. BHE versus a loss of ($7) million in the year-ago quarter. U.S. Magazines had segment operating profits of $5 million, virtually flat, including $6 million in profits from Reiman offset by losses at QSP.

      Revenues increased 4 percent compared with the prior-year period, principally because of the addition of $74 million in revenue from Reiman. Excluding the effect of foreign-currency translation, revenues were flat. NA BHE revenues declined by 21 percent to $127 million following planned reductions in activity at U.S. operations to improve profitability. The International Businesses segment had revenues of $236 million, down 5 percent from last year's quarter.

       "As we expected, the quarter proved to be a difficult one. Problems with our core business were exacerbated by further economic weakness in most parts of the world. To address this, we are focusing on right-sizing our international operations and reducing overhead costs throughout the organization," said Thomas O. Ryder, Chairman and CEO. "We plan to reduce global overheads by at least $70 million and to restore international margins, much as we continue to do at U.S. BHE, which posted a profit after several quarters of re-engineering. The international situation differs from U.S. BHE in that most of the global businesses continue to be profitable. However, we certainly can apply many of the lessons learned in the United States with respect to reducing costs and improving operating margins."

      Special items reduced EPS by a net ($0.08). The company recorded a restructuring charge of $16 million, or ($0.11) per share, mainly for severance related to the elimination of approximately 200 positions in Europe, Asia Pacific/Latin America and United States-based support functions. Special items also reflected the favorable impact of $3 million, or $0.03 per share, from the recovery of certain fees related to the company's recent share recapitalization.

                                    Outlook

      The difficult global economic environment continues to affect revenue generation for all of the company's businesses. For certain businesses, particularly international, response rates have been lower, causing not only revenues to fall but also operating margins as well. To address the decline in revenues, the company began a multi-phase program that will eliminate at least $70 million in fixed costs company wide, primarily overhead, over the next two years. In addition, there will be a commensurate reduction in variable operating costs as the plan eliminates unprofitable and marginally profitable promotions, product lines, businesses and territories. The company will see some savings benefit this year; however, most of the favorable impact is anticipated in Fiscal 2004 and 2005.

      The company expects the fourth quarter of Fiscal 2003 to be difficult as it reduces promotion efforts to lower risk in the various international markets. These activities will reduce revenues faster than the offsetting cost reductions, contributing to weaker results in the near term. For the fourth quarter, the company expects adjusted EPS to be in the range of $0.05 to $0.10. This range excludes any potential restructuring charges or other special items as the company cannot estimate these items at this time.

      The company expects that cash flows will continue to be strong despite the planned reductions in business activity and revenues. "We are pleased with our continued strong free cash flow generation, and we remain on track with our program to reduce debt levels," Ryder said.


                              Segment Information

              North America Books and Home Entertainment (NA BHE)

      Operating profits at NA BHE improved 46 percent to $8 million, versus $5 million in the year-ago quarter. This largely reflected a dramatic improvement at U.S. BHE, which had a profit of $1 million this quarter versus a loss of $7 million a year ago. This improvement was despite the fact that the prior year included $7 million in profit from a terminated financial services alliance. The segment's profit growth was partially offset by soft performances at Books Are Fun and in Canada. NA BHE revenues were $127 million, off 21 percent from $161 million in the year-ago quarter. Most of the decline (78 percent) reflected lower revenues at U.S. BHE, down 36 percent, as part of its strategic reduction in unprofitable business activity.

      U.S. BHE's improved operating profits reflected lower operating and overhead costs and improved promotion campaign performance versus the year-ago period. Results for most of the mailings in the quarter were either at or above forecast levels. Operating profit improved significantly for Select Editions and the Health and Home group. The lower costs were the result of a strategy to restore predictability to the business by reducing activity and focusing on areas with the most promise, eliminating campaigns that were unprofitable or marginal, implementing other cost-cutting measures and reducing dependence on sweepstakes direct mail. Year to date, mail quantities are down about 50 percent.

      Books Are Fun profits were off $3 million versus the prior-year quarter and revenues were down 7 percent. BAF continued to grow its total number of sales events, but severe winter weather caused some events to be cancelled and others to be shortened, which resulted in fewer sales days. Most of this impact was at schools and daycare centers. BAF results were also significantly affected by the Easter holiday buying season falling in the fourth quarter versus the third quarter last year.


                                U.S. Magazines

      Operating profits for the U.S. Magazines segment were down slightly to $5 million compared with the year-ago quarter, driven mostly by lower profits at QSP. Reiman contributed $6 million in operating profits. Revenues grew to $201 million, up 51 percent, from $133 million in the third quarter of Fiscal 2002. Reiman contributed $74 million. Excluding Reiman, revenues declined by 5 percent due to lower advertising and circulation revenues at Reader's Digest and a decline at QSP reflecting lower magazine sales.

      The decline in QSP's magazine and gift-subscription sales reflected the soft U.S. economy and increased competition for fund-raising activities within schools. Revenues were off 1 percent, while operating profits were down $4 million. Operating profits were also adversely affected by investments made in sales-force expansion to increase QSP's penetration of U.S. schools. This is part of a long-term program to increase new account acquisition and student participation, and to increase overall magazine, gift and food sales.

      Revenues were up at the Special Interest Publications, Selecciones, Reader's Digest Large Print and The Family Handyman. Selecciones and Large Print announced future circulation rate-base increases. The segment added $2 million in revenues in the quarter from RD Specials, new one-time publications sold at supermarket checkouts, as well as new revenue from the ChangeOne weight loss program. The company invested about $1 million in these new products, which had a negative short-term impact on profitability.

      On April 22, the company announced that U.S. Reader's Digest magazine will eliminate the use of sweepstakes promotions and effective January 2004 reduce its rate base from 11 million to 10 million to optimize new subscription sources and further reduce customer-acquisition costs. Based on current analysis of data and circulation marketing trends, the magazine expects to maintain the new rate base for at least five years.


                           International Businesses

      International Businesses' operating profits fell by $11 million compared with the Fiscal 2002 quarter, while revenues declined by 5 percent to $236 million. These results reflect: lower mail quantities as the company reduced exposure in certain markets; lower response rates across most markets, principally for single-sales products in the UK, Mexico, and Eastern Europe; soft advertising globally; lower-than-expected payment performance in larger markets, notably Germany and France; and execution issues related to the implementation of outsourcing programs in Australia and France. These factors, combined with weak economies and in some cases disruptions related to the war with Iraq, contributed to the sharply lower operating results.

      To avoid further deterioration in profitability, the company has initiated an international turnaround program as part of its company-wide initiative to eliminate at least $70 million in costs.

      "For the long term, our goal is to create a stable international profit stream with predictable revenues through more efficient management and dramatically reduced overhead levels that are consistent with the size of the business, thereby improving operating margins, which we expect to return to historical levels of about 10 percent," Ryder said.

      To achieve these goals, the company has developed and begun implementing a three-part plan to:

  1. Restructure the international business to reduce overheads by 20 percent over the next two years, including consolidating some regions, closing marginal businesses, re-engineering businesses in the largest markets, and reducing global and regional support staff. This initiative is expected to achieve at least $30 million in overhead savings in International Businesses over the next two years.

  2. Improve contributing margins by eliminating unprofitable or marginally profitable businesses, improved forecasting, tighter execution, optimization of the supply chain, and greater harmonization of product and promotion flow.

  3. Create sustainable revenues by investing in high-potential initiatives that have a demonstrable payback, including expanding successfully tested programs to stabilize the customer base, opening new countries, and expanding Reiman, Books Are Fun, and Young Families.

      In the third quarter, the company began executing the initial phase of the effort, with the international markets being a significant part of the $16 million restructuring charge. In the past two months, the company eliminated the position of the European president, reduced a number of European regional positions, transferred talent into local markets, including naming new managing directors in Brazil and France. It also announced the consolidation of 11 countries into two regions, or "hubs." One hub comprises the Czech Republic, Slovakia, Poland and Hungary. The other has Norway, Sweden, Finland, Spain, Portugal, Belgium and The Netherlands. These consolidations enable harmonization of product and promotion flow, centralization of back-end support functions in Operations, Finance and Information Technology, sharing of best practices and significant overhead reduction.




                             Consolidated Results

Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP).
To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

  - Segment Operating Profit - (operating profit (loss) excluding other operating items) - Other operating items typically consists of matters that the company believes may not be directly associated with segment performance results for the period, such as restructuring charges related to cost-reduction actions and asset impairments. Segment operating profit is presented to facilitate period-to-period comparison of results of ongoing business operations.

  - Adjusted earnings per share (diluted EPS excluding special items) - Special items consists of matters that the company believes may not be directly associated with ongoing business operations and are specified in the financial data charts below. Adjusted earnings per share is presented to facilitate period-to-period comparison of results of ongoing business operations.

  - Segment EBITDA (segment operating profit before depreciation and amortization) - Segment EBITDA is a measure used by management in evaluating the company's cash-generating ability as it provides segment operating profit exclusive of these significant non-cash expenses.

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period.

   As required by Regulation G, a reconciliation of the non-GAAP financial measures presented in this release and the most directly comparable GAAP financial measures is included in the charts below. Certain amounts and percentages do not recalculate due to rounding.

       Selected GAAP and Non-GAAP Financial Data for the Current Quarter

Millions of dollars, except                         Fiscal 2003                   Fiscal 2002
earnings per share                                                     GAAP
                                         GAAP       Special Items    excluding       GAAP (1)
                                                                   Special Items

Revenues                              $   563.5                     $   563.5     $   541.8
Operating expenses                       (550.9)                    $  (550.9)       (520.1)
Other operating items, net                (16.1)    $    16.1 (2)                        --
                                      ---------     ---------                     ---------
  Operating profit (loss)                  (3.5)         16.1       $    12.6          21.7
Other (expense) income, net                (5.1)         (2.7)(3)                       2.2
Income tax expense (benefit)                4.0          (5.7)                         (7.5)
                                      ---------     ---------                     ---------
  Net income (loss)                   $    (4.6)    $     7.7                     $    16.4
                                      =========     =========                     =========
  Diluted EPS                         $   (0.05)    $    0.08       $    0.03     $    0.16
                                      =========     =========                     =========
Segment EBITDA                              N/M                     $    28.6     $    29.8

The "Special Items" column consists of certain items that are excluded from GAAP financial information to arrive at non-GAAP financial information.
(1) Fiscal 2002 financial data is presented on a GAAP basis. However, Segment EBITDA, as defined, is a non-GAAP financial measure.
(2) Other operating items, net consists of charges of $(16.1) million or $(0.11) per share, primarily for severance related to cost reduction actions.
(3) Other (expense) income, net includes income of $2.7 million or $0.03 per share from the recovery of costs incurred in connection with the share recapitalization completed in the second quarter of Fiscal 2003.

      Selected GAAP and Non-GAAP Financial Data for the Year-to-Date Period

Millions of dollars, except                         Fiscal 2003                   Fiscal 2002
earnings per share                                                     GAAP
                                         GAAP       Special Items    excluding       GAAP (1)
                                                                   Special Items

Revenues                              $ 1,911.2                     $ 1,911.2     $ 1,823.3
Operating expenses                     (1,752.8)                     (1,752.8)     (1,672.2)
Other operating items, net                (13.3)    $    13.3 (2)                        --
  Operating profit                        145.1          13.3       $   158.4         151.1
Other (expense) income, net               (28.3)          3.3 (3)                      (5.7)
Income tax expense                        (42.4)         (4.7)                        (51.2)
  Net income                          $    74.4     $    11.9                     $    94.2
  Diluted EPS                         $    0.74     $    0.12       $    0.86     $    0.92
Segment EBITDA                              N/M                     $   206.4     $   175.4

The "Special Items" column consists of certain items that are excluded from GAAP financial information to arrive at non-GAAP financial information.
(1) Fiscal 2002 financial data is presented on a GAAP basis. However, Segment EBITDA, as defined, is a non-GAAP financial measure.
(2) Other operating items, net includes net charges of $(13.3) million or $(0.09) per share, primarily for severance related to cost reduction actions.
(3) Other expense, net includes net expenses of $(3.3) million or $(0.03) per share directly related to costs incurred in connection with the share recapitalization completed in the second quarter of Fiscal 2003.

      The company will host a conference call with financial analysts to discuss the company's third quarter results on April 25, 2003 at 8:30 a.m. EDT. The company invites investors to listen to the webcast of the conference call at the company's Web site, www.rd.com, in the Investor Relations section. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company.

The company reports business results in three segments. During the fourth quarter, the company will restate operating segments in line with the recent changes in management. Current operating segments are:

  - North America Books and Home Entertainment - Select Editions, series and general books, adult and children's trade, music, video and Young Families and children's products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada; and financial services marketing alliances and other strategic initiatives in the United States and Canada.
  - International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom; and financial services marketing partnerships and other strategic initiatives in more than 30 countries.
  - U.S. Magazines - Reader's Digest magazine in the United States; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Farm & Ranch Living, Your Family and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises; QSP, Inc.; and The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                                      ###


                                                                                                              Table 1 of 4

                                    The Reader's Digest Association, Inc. and Subsidiaries
                                              Consolidated Statements of Income
                                             (In millions, except per share data)
                                                         (Unaudited)

                                                        Three-month periods ended              Nine-month periods ended
                                                       March 31, 2003 and 2002 (A)              March 31, 2003 and 2002

                                                         Fiscal Years         Better/        Fiscal Years            Better/
                                                      2003         2002       (Worse)       2003       2002          (Worse)

Revenues                                             $563.5       $541.8          4%     $1,911.2    $1,823.3           5%

Product, distribution and editorial expenses         (236.4)      (226.3)        (4%)      (765.5)     (725.6)         (5%)
Promotion, marketing and administrative expenses     (314.5)      (293.8)        (7%)      (987.3)     (946.6)         (4%)
Other operating items                                 (16.1)          --         N/M        (13.3)         --          N/M
                                                     ------       ------       -----      --------    --------       ------
Operating profit                                       (3.5)        21.7       (116%)       145.1       151.1          (4%)

Other income (expense), net                            (5.1)         2.2       (332%)       (28.3)       (5.7)       (396%)
                                                     ------       ------       -----      --------    --------       ------
Income before provision for income taxes               (8.6)        23.9       (136%)       116.8       145.4         (20%)

Provision for income taxes                              4.0         (7.5)       153%        (42.4)      (51.2)         17%
                                                     ------       ------       -----      --------    --------       ------
Net income                                            ($4.6)       $16.4       (128%)       $74.4       $94.2         (21%)
                                                     ======       ======       =====      ========    ========       ======

Basic earnings per share:
   Weighted average common shares outstanding          96.8         99.6                     98.4       100.5

   Basic earnings per share                          ($0.05)       $0.16       (131%)       $0.75       $0.93         (19%)
                                                     ======       ======       =====      ========    ========       ======

Diluted earnings per share:
   Weighted average common shares outstanding          96.8         99.7                     99.6       100.8

Diluted earnings per share                           ($0.05)       $0.16       (131%)       $0.74       $0.92         (20%)
                                                     ======       ======       =====      ========    ========       ======


Dividends per common share                            $0.05        $0.05         --         $0.15       $0.15          --


(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2003 and 2002 are the third fiscal quarters of fiscal year 2003 and fiscal year 2002, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

N/M - Not meaningful.



                                                                                                                Table 2 of 4
                                     The Reader's Digest Association, Inc. and Subsidiaries
                                      Revenues and Operating Profit by Operating Segments
                                                           (In millions)
                                                            (Unaudited)

                                                    Three-month periods ended                  Nine-month periods ended
                                                   March 31, 2003 and 2002 (A)                  March 31, 2003 and 2002

                                                    Fiscal Years                              Fiscal Years
                                                          Reclassified (B)  Better/                 Reclassified (B)  Better/
                                               2003            2002         (Worse)       2003           2002         (Worse)

Revenues

North America Books and Home Entertainment     $127.0          $161.2        (21%)       $441.3          $528.1        (16%)

International Businesses                        236.0           247.9         (5%)        753.8           802.8         (6%)

U.S. Magazines                                  200.5           132.7         51%         716.1           492.4         45%
                                               ------          ------       -----      --------        --------        ----

Total Revenues                                 $563.5          $541.8          4%      $1,911.2        $1,823.3          5%
                                               ======          ======       =====      ========        ========        ====

Operating Profit

North America Books and Home Entertainment       $7.9            $5.4         46%         $39.4           $14.9        164%

International Businesses                          0.2            11.1        (98%)         20.7            60.7        (66%)

U.S. Magazines                                    4.5             5.2        (13%)         98.3            75.5         30%
                                               ------          ------       -----      --------        --------        ----

Total Segment Operating Profit                  $12.6           $21.7        (42%)       $158.4          $151.1          5%

Other Operating Items                           (16.1)             --         N/M        ($13.3)             --         N/M
                                               ------          ------       -----      --------        --------        ----
Total Operating Profit                          ($3.5)          $21.7       (116%)       $145.1          $151.1         (4%)
                                               ======          ======       =====      ========        ========        ====

   Reconciliation of Segment EBITDA
                                             Three-month periods ended                 Nine-month periods ended
                                              March 31, 2003 and 2002                   March 31, 2003 and 2002

                                                    Fiscal Years                              Fiscal Years
                                                 2003           2002                      2003            2002
Total Segment Operating Profit                  $12.6           $21.7                    $158.4          $151.1
Depreciation and amortization                    16.0             8.1                      48.0            24.3
                                                -----           -----                    ------          ------
            Segment EBITDA                      $28.6           $29.8                    $206.4          $175.4
                                                =====           =====                    ======          ======

N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2003 and 2002 are the third fiscal quarters of years 2003 and 2002, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The results for fiscal 2002 have been reclassified for the elimination of the former New Business Development segment. This segment was redistributed geographically, primarily between North America Books and Home Entertainment and International Businesses.



                                                                                                              Table 3 of 4
                        The Reader's Digest Association, Inc. and Subsidiaries
                                       Consolidated Balance Sheets
                                             (In millions)
                                              (Unaudited)


                                                                   March 31,           June 30,
                                                                     2003                2002
Assets
       Cash and cash equivalents                                   $   81.0            $  107.6
       Accounts receivable, net                                       300.2               306.0
       Inventories, net                                               182.8               156.0
       Prepaid and deferred promotion costs                           140.9               140.9
       Prepaid expenses and other current assets                      203.0               153.2
                                                                   --------            --------
Total current assets                                                  907.9               863.7

       Property, plant and equipment, net                             160.2               168.1
       Goodwill                                                     1,005.0             1,004.0
       Other intangible assets, net                                   218.5               240.6
       Other noncurrent assets                                        401.4               426.3
                                                                   --------            --------
Total assets                                                       $2,693.0            $2,702.7
                                                                   ========            ========

Liabilities and Stockholder's Equity
       Loans and notes payable                                        $32.7              $132.7
       Accounts payable                                               111.3               102.8
       Accrued expenses                                               262.0               283.2
       Income taxes payable                                            33.0                28.4
       Unearned revenue                                               458.8               426.9
       Other current liabilities                                       34.8                 6.8
                                                                   --------            --------
Total current liabilities                                             932.6               980.8

       Long-term debt                                                 884.0               818.0
       Unearned revenues                                              136.9               134.8
       Other noncurrent liabilities                                   299.9               297.2
                                                                   --------            --------
Total liabilities                                                   2,253.4             2,230.8

       Capital stock                                                   15.7                25.5
       Paid-in-capital                                                216.2               224.6
       Retained earnings                                            1,320.0             1,261.2
       Accumulated other comprehensive income (loss)                  (85.6)              (89.7)
       Treasury stock, at cost                                     (1,026.7)             (949.7)
                                                                   --------            --------
Total stockholder's equity                                            439.6               471.9
                                                                   --------            --------
Total liabilities and stockholder's equity                         $2,693.0            $2,702.7
                                                                   ========            ========




                                         The Reader's Digest Association, Inc. and Subsidiaries                        Table 4 of 4
                                                    Consolidated Statements of Cash Flows
                                                                  (In millions)
                                                                    (unaudited)



                                                                     Three-month periods ended        Nine-month periods ended
                                                                           March 31, (A)                       March 31,
                                                                       2003          2002 (B)           2003          2002 (B)

Cash flows from operating activities
Net Income (Loss)                                                     ($4.6)          $16.4            $74.4           $94.2
Depreciation and amortization                                          16.0             8.1             48.0            24.3
Net gain on sales of businesses, certain assets and
  certain investments                                                  (1.9)           (3.1)            (7.1)           (5.6)
Changes in current assets and liabilities, net of effects of acquisitions and dispositions
     Accounts receivables, net                                         98.5           104.3             14.0           (32.5)
     Inventories                                                      (15.0)           (4.5)           (24.2)           11.8
     Unearned revenues                                                (11.5)          (33.5)            28.2            14.6
     Accounts payable and accrued expenses                             (4.9)          (18.4)           (18.9)            2.0
     Other, net                                                       (39.9)          (20.0)           (15.2)           12.9
Changes in noncurrent assets and liabilities, net of effects of
  acquisitions and dispositions                                        13.9           (17.5)            27.8           (31.6)
                                                                      -----           -----            -----           -----
Net change in cash due to operating activities                         50.6            31.8            127.0            90.1
                                                                      -----           -----            -----           -----

Cash flows from investing activities
Proceeds from maturities and sales of marketable securities and
  short-term investments                                                2.0             4.7              5.2             6.4

Purchases of marketable securities, short-term investments and
  licensing agreements                                                   --            (1.0)            (7.6)           (1.0)

Proceeds from other long-term investments                                --              --               --             2.2
Proceeds from sales of property, plant and equipment                    0.3             1.7              3.7             1.9
Capital expenditures                                                   (3.1)           (7.2)            (9.7)          (18.3)
                                                                      -----           -----            -----           -----
Net change in cash due to investing activities                        ( 0.8)           (1.8)            (8.4)           (8.8)
                                                                      -----           -----            -----           -----

Cash flows from financing activities
Total borrowings, net                                                 (34.9)          (61.9)           (34.5)           (5.5)
Dividends paid                                                         (5.2)           (5.3)           (15.8)          (16.1)
Common stock repurchased                                                 --             0.0           (101.7)          (64.1)
Proceeds from employee stock purchase plan and exercise of
  stock options                                                          --             1.3              1.8             5.8
Other, net                                                              2.6             1.1              5.3             2.2
                                                                      -----           -----            -----           -----
Net change in cash due to financing activities                        (37.5)          (64.8)          (144.9)          (77.7)
                                                                      -----           -----            -----           -----

Effect of exchange rate changes on cash                                 0.7             0.4             (0.3)            1.9

                                                                      -----           -----            -----           -----
Net change in cash and cash equivalents                                13.0           (34.4)           (26.6)            5.5
                                                                      -----           -----            -----           -----

Cash and cash equivalents at beginning of period                       68.0            75.3            107.6            35.4

                                                                      -----           -----            -----           -----
Cash and cash equivalents at end of period                            $81.0           $40.9            $81.0           $40.9
                                                                      =====           =====            =====           =====


                            Free Cash Flow Reconciliation
                                                                    Three-month periods ended         Nine-month periods ended
                                                                             March 31,                         March 31,
                                                                       2003          2002 (B)           2003          2002 (B)
Reported change in cash per cash flow statement                      $ 13.0          $(34.4)          $(26.6)          $ 5.5
Less:
     Change in total borrowings, net                                  (34.9)          (61.9)           (34.5)           (5.5)
     Common stock repurchased                                            --              --           (101.7)          (64.1)
     Dividends paid                                                    (5.2)           (5.3)           (15.8)          (16.1)
     Proceeds from other long-term investments                           --              --               --             2.2
     Cash payments associated with share recapitalization              (7.2)             --            (10.4)             --
                                                                     ------          ------           ------           -----
Free Cash Flow                                                       $ 60.3          $ 32.8           $135.8           $89.0
                                                                     ======          ======           ======           =====

(A) Quarterly numbers may not recalculate due to rounding.
(B) Certain prior year amounts were reclassified to conform with the current year presentation.
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